Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made effective as of September 1, 2011 (the “Effective Date”), by and between Madison County Bank (the “Bank”) and Daniel A. Fullner (“Executive”).

WHEREAS, the Bank wishes to assure itself of the continued services of Executive for the period provided in this Agreement; and

WHEREAS, in order to induce Executive to remain in the employ of the Bank and to provide further incentive for Executive to achieve the financial and performance objectives of the Bank, the parties desire to enter into this Agreement; and

WHEREAS, the Bank desires to set forth the rights and responsibilities of Executive and the compensation payable to Executive, as modified from time to time.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.             POSITION AND RESPONSIBILITIES.

During the term of this Agreement, Executive agrees to serve as Senior Vice President, Treasurer and General Counsel of the Bank (the “Executive Position”), and will perform the duties and will have all powers associated with such position as set forth in any job description provided to Executive by the Bank, and as may be set forth in the bylaws of the Bank.  During the period provided in this Agreement, Executive also agrees to serve, if elected, as an officer of any subsidiary or affiliate of the Bank and in such capacity carry out such duties and responsibilities reasonably appropriate to that office.

2.             TERM AND DUTIES.

(a)           The term of this Agreement and the period of Executive’s employment hereunder shall begin as of the Effective Date and shall continue for thirty-six (36) full calendar months thereafter.  Commencing on the Effective Date and continuing on each anniversary date thereafter (the “Anniversary Date”), this Agreement shall renew for an additional year such that the remaining term shall be thirty-six (36) months, provided, however, that in order for this Agreement to renew, the disinterested members of the Board of Directors of the Bank (the “Board”) must take the following actions prior to each non-renewal notice period (as described in the next sentence): (i) at least sixty (60) days prior to the Anniversary Date, conduct a comprehensive performance evaluation and review of Executive for purposes of determining whether to extend this Agreement; and (ii) affirmatively approve the renewal or non-renewal of this Agreement, which such decision shall be included in the minutes of the Board’s meeting.  If the decision of such disinterested members of the Board is not to renew this Agreement, then the Board shall provide Executive with a written notice of non-renewal (“Non-Renewal Notice”) at least thirty (30) days and not more than sixty (60) days prior to any Anniversary Date, such that this Agreement shall terminate at the end of twelve (12) months following such Anniversary Date.  Notwithstanding the foregoing, in the event that at any time prior to the Anniversary Date the Bank or the Bank’s stock holding company (hereinafter referred to as the “Company”) has entered into an agreement to effect a transaction which would be considered a Change in Control as defined under Section 5 hereof, then the term of this Agreement shall be extended for thirty-six (36) months following the date on which the Change in Control occurs.

(b)           During the period of his employment hereunder, except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence, Executive will devote all of his business time, attention, skill and efforts to the faithful performance of his duties under this Agreement, including activities and duties related to the Executive Position.  Notwithstanding the preceding sentence, subject to the approval of the Board, Executive may serve as a member of the board of directors of business, community and charitable organizations, provided that in each case such service shall not materially interfere with the performance of his duties under this Agreement, adversely affect the reputation of the Bank or any other affiliates of the Bank, or present any conflict of interest.

(c)           Nothing in this Agreement shall mandate or prohibit a continuation of Executive’s employment following the expiration of the term of this Agreement, upon such terms and conditions as the Bank and Executive may mutually agree in writing.

3.             COMPENSATION, BENEFITS AND REIMBURSEMENT.

(a)           In consideration of Executive’s performance of the responsibilities and duties set forth in this Agreement, the Bank will provide Executive the compensation specified in this Agreement.  The Bank will pay Executive a salary of not less than $100,123.01 per year (“Base Salary”). Such Base Salary will be payable in accordance with the customary payroll practices of the Bank. During the term of this Agreement, Executive’s Base Salary shall be reviewed at least annually.  Such review shall be conducted by a Committee designated by the Board, and the Board may increase, but not decrease (other than a decrease which is applicable to all senior officers of the Bank and in a percentage not in excess of the percentage decrease for other senior officers), Executive’s Base Salary (any increase in Base Salary shall become the “Base Salary” for purposes of this Agreement).

(b)           Executive shall be eligible to receive discretionary bonuses that are authorized and declared by the Board to its senior management employees from time to time.  No other compensation provided for in this Agreement shall be deemed a substitute for Executive’s right to receive such discretionary bonuses as declared by the Board.

(c)           Executive will be entitled to participate in all employee benefit plans, arrangements and perquisites offered to senior management employees of the Bank.  Without limiting the generality of the foregoing provisions of this Section 3(c), Executive also will be entitled to participate in any employee benefit plans including but not limited to, bonus plans, retirement plans, pension plans, profit-sharing plans, health-and-accident plans, or any other employee benefit plan or arrangement made available by the Bank in the future to management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements.

(d)           The Bank shall provide Executive with medical, dental, vision and disability coverage made available by the Bank to its senior management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such coverage.  In addition, Executive may submit to a physical examination or examinations and such physicals may be conducted by a health care provider of the Executive’s choice.  The net cost of such examinations, services and tests, after regular health insurance benefits have been paid, shall be paid by the Bank in their entirety, including reasonable travel expenses.  Such reimbursable expenses shall not exceed $15,000 per year.

(e)           Executive will be entitled to paid vacation time each year during the term of this Agreement measured on a calendar year basis, in accordance with the Bank’s customary practices, as well as sick leave, holidays and other paid absences in accordance with the Bank’s policies and procedures for senior management employees.  Any unused paid time off during an annual period will be treated in accordance with the Bank’s personnel policies as in effect from time to time.

(f)           The Bank will reimburse Executive for all reasonable travel, entertainment and other reasonable expenses incurred by Executive during the course of performing his obligations under this Agreement, including, without limitation, fees for memberships in such organizations as Executive and the Board mutually agree are necessary and appropriate in connection with the performance of his duties under this Agreement, upon substantiation of such expenses in accordance with applicable policies and procedures of the Bank.  All reimbursements pursuant to this Section 3(f) shall be paid promptly by the Bank and in any event no later than thirty (30) days following the date on which the expense was incurred.

(g)           To the extent not specifically set forth in this Section 3, any compensation payable or provided under this Section 3 shall be paid or provided no later than two and one-half (2.5) months after the calendar year in which such compensation is no longer subject to a substantial risk of forfeiture within the meaning of Treasury Regulation Section 1.409A-1(d).

4.	TERMINATION AND TERMINATION PAY.

Subject to Section 5 of this Agreement which governs the occurrence of a Change in Control, Executive’s employment under this Agreement may be terminated in the following circumstances:

(a)           Death.  Executive’s employment under this Agreement will terminate upon his death during the term of this Agreement, in which event Executive’s estate or beneficiary shall be paid Executive’s Base Salary at the rate in effect at the time of Executive’s death for a period of one (1) year following Executive’s death (payable in accordance with the regular payroll practices of the Bank).  In addition, for the later of: (i) the remaining term of this Agreement or (ii) one (1) year following Executive’s death, the Bank will continue to provide non-taxable medical and dental coverage substantially comparable to the coverage maintained by the Bank for Executive and his family immediately prior to Executive’s death.  Such continued benefits will be fully paid for by the Bank.

(b)           Disability.

(i)
Termination of Executive’s employment based on “Disability” shall mean Executive becomes disabled or incapacitated to the extent that Executive is unable to perform his duties under this Agreement, by reason of a medically determinable physical or mental impairment, as determined by a doctor engaged by the Board.

(ii)
In the event of Executive’s termination of employment due to Disability, Executive shall be entitled to receive disability benefits, if any, provided under any disability plan sponsored by the Bank.  In addition, the Bank will continue to provide Executive (at no cost to the Executive) his non-taxable medical and dental coverage substantially comparable to the coverage maintained by the Bank for Executive immediately prior to his date of termination until the later of: (i) the remaining term of this Agreement; or (ii) date on which Executive attains age 65.  If the Bank cannot provide one or more of the benefits set forth in this Section 4(b)(ii) because Executive is no longer an employee, applicable rules and regulations prohibit such benefits or the payment of such benefits in the manner contemplated, or it would subject the Bank to penalties, then the Bank shall pay Executive a cash lump sum payment reasonably estimated to be equal to the value of such benefits or the value of the remaining benefits at the time of such determination. Such cash payment shall be made in a lump sum within thirty (30) days after the later of Executive’s date of termination or the effective date of the rules or regulations prohibiting such benefits or subjecting the Bank to penalties.

(c)           Termination for Cause.

(i)
The Board may by written notice to Executive in the form and manner specified in paragraph (ii) below, immediately terminate his employment at any time for “Cause.”  Executive shall have no right to receive compensation or other benefits for any period after termination for Cause, except for already vested benefits.  Termination for Cause shall mean termination because of, in the good faith determination of the Board, Executive’s:

(A)	material act of dishonesty or fraud in performing Executive’s duties on behalf of the Bank;

(B)	willful misconduct that in the judgment of the Board will likely cause economic damage to the Bank or injury to the business reputation of the Bank;

(C)	incompetence (in determining incompetence, the acts or omissions shall be measured against standards generally prevailing in the savings institutions industry);

(D)	breach of fiduciary duty involving personal profit;

(E)	intentional failure to perform stated duties under this Agreement after written notice thereof from the Board;

(F)
willful violation of any law, rule or regulation (other than traffic violations or similar offenses which results only in a fine or other non-custodial penalty) that reflect adversely on the reputation of the Bank, any felony conviction, any violation of law involving moral turpitude, or any violation of a final cease-and-desist order; any violation of the policies and procedures of the Bank as outlined in the Bank’s employee handbook, which would result in termination of the Bank employees, as from time to time amended and incorporated herein by reference, or

(G)	material breach by Executive of any provision of this Agreement.

(ii)
Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a notice of termination which shall include a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the disinterested members of the Board that Executive was guilty of the conduct described above and specifying the particulars of such conduct.

(d)           Voluntary Termination by Executive.  In addition to his other rights to terminate his employment under this Agreement, Executive may voluntarily terminate employment during the term of this Agreement (other than With Good Reason) upon at least thirty (30) days prior written notice to the Board.  Upon Executive’s voluntary termination, Executive will receive only his compensation and vested rights and benefits as of the date of his termination.

(e)           Termination Without Cause or With Good Reason.

(i)
The Board may, by providing a Notice of Termination (as defined in Section 6 hereof) to Executive, immediately terminate his employment at any time for a reason other than Cause (a termination “Without Cause”), and Executive may, by written notice to the Board, terminate this Agreement at any time within ninety (90) days following an event constituting “Good Reason,” as defined below (a termination “With Good Reason”); provided, however, that the Bank shall have thirty (30) days to cure the “Good Reason” condition, but the Bank may waive its right to cure.  Any termination of Executive’s employment, other than termination for Cause shall have no effect on or prejudice the vested rights of Executive under the Bank’s qualified or non-qualified retirement, pension, savings, thrift, profit-sharing or bonus plans, group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance plans or other employee benefit plans or programs, or compensation plans or programs in which Executive was a participant.

(ii)
In the event of Executive’s termination as described under Section 4(e)(i) and subject to the requirements of Section 4(e)(v), the Bank shall continue to pay Executive, or in the event of Executive’s subsequent death, Executive’s beneficiary or estate, as the case may be, as severance pay, Executive’s Base Salary at the rate in effect as of his date of termination for the later of: (A) remaining term of this Agreement or (B) twelve (12) months.  Such payment shall commence within thirty (30) days following Executive’s date of termination and shall be payable in accordance with the Bank’s regular payroll practices.

(iii)
In addition, the Bank will continue to provide Executive with non-taxable medical and dental insurance coverage substantially comparable to the coverage maintained by the Bank for Executive immediately prior to his date of termination at no cost to Executive.  Such continued coverage shall continue for the later of: (A) the remaining term of this Agreement or (B) twelve (12) months.  The period of continued health coverage required by Section 4980B(f) of the Internal Revenue Code of 1986, as amended (the “Code”), shall run concurrently with the coverage period provided herein.  If the Bank cannot provide one or more of the benefits set forth in this Section 4(e)(iii) because Executive is no longer an employee, applicable rules and regulations prohibit such benefits or the payment of such benefits in the manner contemplated, or it would subject the Bank to penalties, then the Bank shall pay Executive a cash lump sum payment reasonably estimated to be equal to the value of such benefits or the value of the remaining benefits at the time of such determination. Such cash payment shall be made in a lump sum within thirty (30) days after the later of Executive’s date of termination or the effective date of the rules or regulations prohibiting such benefits or subjecting the Bank to penalties.

(iv)	“Good Reason” exists if, without Executive’s express written consent, any of the following occurs:

(A)
a material reduction in Executive’s Base Salary or benefits provided in this Agreement (other than a reduction or elimination of Executive’s benefits under one or more benefit plans maintained by the Bank as part of a good faith, overall reduction or elimination of such plans or benefits applicable to all participants in a manner that does not discriminate against Executive (except as such discrimination may be necessary to comply with applicable law));

(B)	a material reduction in Executive’s authority, duties or responsibilities from the position and attributes associated with the Executive Position;

(C)	a relocation of Executive’s principal place of employment by more than thirty-five (35) miles from the Bank’s main office location as of the date of this Agreement; or

(D)	a material breach of this Agreement by the Bank.

(v)
Notwithstanding the foregoing, Executive shall not be entitled to any payments or benefits under this Section 4(e) unless and until Executive executes a release of his claims against the Bank and any affiliate, and their officers, directors, successors and assigns, releasing said persons from any and all claims, rights, demands, causes of action, suits, arbitrations or grievances relating to the employment relationship, including claims under the Age Discrimination in Employment Act (“ADEA”), but not including claims for benefits under tax-qualified plans or other benefit plans in which Executive is vested, claims for benefits required by applicable law or claims with respect to obligations set forth in this Agreement that survive the termination of this Agreement.  In order to comply with the requirements of Code Section 409A and the ADEA, the release shall be provided to Executive no later than the date of his Separation from Service (as defined below) and Executive shall have no fewer than twenty-one (21) days to consider the release, and following Executive’s execution of the release, Executive shall have seven (7) days to revoke said release.

5.	CHANGE IN CONTROL.

(a)           Change in Control Defined.  For purposes of this Agreement, a “Change in Control” shall mean (i) a change in the ownership of the Company or Bank, (ii) a change in the effective control of the Company or Bank, or (iii) a change in the ownership of a substantial portion of the assets of the Company or Bank, as described below.

(i)
A change in the ownership of a corporation occurs on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulation 1.409A-3(i)(5)(v)(B)), acquires ownership of stock of the Company or Bank that, together with stock held by such person or group, constitutes more than fifty (50) percent of the total fair market value or total voting power of the stock of such corporation.  For these purposes, a change in ownership will not be deemed to have occurred if no stock of the Company or Bank is outstanding.

(ii)
A change in the effective control of the Company or Bank occurs on the date that either (A) any one person, or more than one person acting as a group (as defined in Treasury Regulation 1.409A-3(i)(5)(vi)(D)) acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company or Bank possessing thirty (30) percent or more of the total voting power of the stock of the Company or Bank, or (B) a majority of the members of the Company’s or Bank’s board of directors is replaced during any twelve (12)-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s or Bank’s board of directors prior to the date of the appointment or election, provided that this subsection “(B)” is inapplicable where a majority shareholder of the Company or Bank is another corporation.

(iii)
A change in a substantial portion of the Company’s or Bank’s assets occurs on the date that any one person or more than one person acting as a group (as defined in Treasury Regulation 1.409A-3(i)(5)(vii)(C)) acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company or Bank that have a total gross fair market value equal to or more than forty (40) percent of the total gross fair market value of (A) all of the assets of the Company or Bank, or (B) the value of the assets being disposed of, either of which is determined without regard to any liabilities associated with such assets.  For all purposes hereunder, the definition of Change in Control shall be construed to be consistent with the requirements of Treasury Regulation 1.409A-3(i)(5), except to the extent that such regulations are superseded by subsequent guidance.

Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred upon the conversion of Madison County Holding Company, MHC, a federal mutual corporation, into the capital stock form of organization.

(b)           Change in Control Benefits.  In the event of Executive’s termination Without Cause or With Good Reason occurring on or after, but within two (2) years following, a Change in Control, Executive shall be paid an amount equal to one dollar less than the product of three (3) times Executive’s “base amount” as defined in Section 280G(b)(3) of the Code and the regulations promulgated thereunder.  Such payment shall commence within thirty (30) days following Executive’s date of termination and shall be paid in periodic payments over the next thirty-six (36) months in accordance with the regular payroll practices of the Bank.  Such payments shall be made in lieu of any other future payments which Executive would be otherwise entitled to receive under Section 4(e)(ii) hereof.  In addition, Executive shall be entitled to receive the benefits set forth in Section 4(e)(iii) hereof, provided however that the release of claims requirement set forth in Section 4(e)(v) hereof shall not be required with respect to any severance payments or benefits payable in accordance with this Section 5(b).

(c)           280G Cutback.  Notwithstanding anything in this Agreement to the contrary, in no event shall the aggregate payments or benefits to be made or afforded to Executive under this Agreement , either as a stand-alone benefit or when aggregated with other payments to, or for the benefit of, Executive that are contingent on a change in control (as defined under Section 280G of the Code), constitute an “excess parachute payment” under Section 280G of the Code or any successor thereto, and in order to avoid such a result, Executive’s benefits hereunder shall be reduced, if necessary, to an amount, the value of which is one dollar ($1.00) less than an amount equal to three (3) times Executive’s “base amount,” as determined in accordance with Section 280G of the Code.

6.             NOTICE OF TERMINATION.

(a)           Any purported termination by the Bank shall be communicated by Notice of Termination to Executive.  For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

(b)           If the party receiving a Notice of Termination desires to dispute or contest the basis or reasons for termination, the party receiving the Notice of Termination must notify the other party in writing within thirty (30) days after receiving the Notice of Termination that such a dispute exists, and shall pursue the resolution of such dispute in good faith and with reasonable diligence pursuant to Section 15 of this Agreement.  During the pendency of any such dispute, the Bank shall not be obligated to pay Executive Base Salary or other compensation beyond Executive’s date of termination.  Any amounts paid to Executive upon resolution of such dispute under this Section shall be offset against or reduce any other amounts due under this Agreement.

7.             COVENANTS OF EXECUTIVE.

(a)           Confidentiality.  Executive recognizes and acknowledges that the knowledge of the business activities, plans for business activities, and all other proprietary information of the Bank, as it may exist from time to time, are valuable, special and unique assets of the business of the Bank.  Executive will not, during or after the term of his employment, disclose any knowledge of the past, present, planned or considered business activities or any other similar proprietary information of the Bank to any person, firm, corporation, or other entity for any reason or purpose whatsoever unless expressly authorized by the Board or required by law.  Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Bank.  Further, Executive may disclose information regarding the business activities of the Bank to any bank regulator having regulatory jurisdiction over the activities of the Bank pursuant to a formal regulatory request.  In the event of a breach or threatened breach by Executive of the provisions of this Section 7(a), the Bank will be entitled to an injunction restraining Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Bank or any other similar proprietary information, or from rendering any services to any person, firm, corporation, or other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed.  Nothing herein will be construed as prohibiting the Bank from pursuing any other remedies available to the Bank for such breach or threatened breach, including the recovery of damages from Executive.

(b)           Information/Cooperation.  Executive shall, upon reasonable notice, furnish such information and assistance to the Bank as may be reasonably required by the Bank, in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party; provided, however, that Executive shall not be required to provide information or assistance with respect to any litigation between Executive and the Bank or any other subsidiaries or affiliates.

(c)           Reliance.  Except as otherwise provided, all payments and benefits to Executive under this Agreement shall be subject to Executive’s compliance with this Section 7, to the extent applicable.  The parties hereto, recognizing that irreparable injury will result to the Bank, its business and property in the event of Executive’s breach of this Section 7, agree that, in the event of any such breach by Executive, the Bank will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Executive and all persons acting for or with Executive.  Executive represents and admits that Executive’s experience and capabilities are such that Executive can obtain employment in a business engaged in other lines of business than the Bank, and that the enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood.  Nothing herein will be construed as prohibiting the Bank from pursuing any other remedies available to them for such breach or threatened breach, including the recovery of damages from Executive.

8.             SOURCE OF PAYMENTS.

All payments provided in this Agreement shall be timely paid by check or direct deposit from the general funds of the Bank (or any successor of the Bank).

9.             EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS.

This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Bank or any predecessor of the Bank and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind expressly provided elsewhere.

10.           NO ATTACHMENT; BINDING ON SUCCESSORS.

(a)           Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

(b)           The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank, expressly and unconditionally to assume and agree to perform the Bank’s obligations under this Agreement, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place.

11.           MODIFICATION AND WAIVER.

(a)           This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b)           No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.  No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived  and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

12.           REQUIRED PROVISIONS.

(a)           The Board may terminate Executive’s employment at any time, but any termination by the Bank’s Board other than termination for Cause shall not prejudice Executive’s right to compensation or other benefits under this Agreement.  Executive shall have no right to receive compensation or other benefits for any period after his termination for Cause.

(b)           If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) (12 U.S.C. §1818(e)(3)) or 8(g)(1) (12 U.S.C. §1818(g)(1)) of the Federal Deposit Insurance Act, the Bank’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Bank may in its discretion (i) pay Executive all or part of the compensation withheld while its Agreement obligations were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(c)           If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) (12 U.S.C. §1818(e)(4)) or 8(g)(1) (12 U.S.C. §1818(g)(1)) of the Federal Deposit Insurance Act, all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(d)           If the Bank is in default as defined in Section 3(x)(1) (12 U.S.C. §1813(x)(1)) of the Federal Deposit Insurance Act, all obligations of the Bank under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

(e)           All obligations under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Bank: (i) by the Comptroller of the Office of the Comptroller of the Currency (the “OCC”) or his or her designee, at the time the Federal Deposit Insurance Corporation (the “FDIC”) enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) (12 U.S.C. §1823(c)) of the Federal Deposit Insurance Act; or (ii) by the Comptroller or his or her designee at the time the Comptroller or his or her designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Comptroller to be in an unsafe or unsound condition.  Any rights of the parties that have already vested, however, shall not be affected by such action.

(f)           Notwithstanding anything herein contained to the contrary, any payments to Executive by the Company, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

(g)           Notwithstanding anything else in this Agreement to the contrary, Executive’s employment shall not be deemed to have been terminated unless and until Executive has a Separation from Service within the meaning of Code Section 409A.  For purposes of this Agreement, a “Separation from Service” shall have occurred if the Bank and Executive reasonably anticipate that either no further services will be performed by Executive after the date of termination (whether as an employee or as an independent contractor) or the level of further services performed is less than twenty (20) percent of the average level of bona fide services in the thirty-six (36) months immediately preceding the termination.  For all purposes hereunder, the definition of Separation from Service shall be interpreted consistent with Treasury Regulation Section 1.409A-1(h)(ii).

(h)           Notwithstanding the foregoing, if Executive is a “specified employee” (i.e., a “key employee” of a publicly traded company within the meaning of Section 409A of the Code and the final regulations issued thereunder) and any payment under this Agreement is triggered due to Executive’s Separation from Service (other than due to Disability or death), then solely to the extent necessary to avoid penalties under Section 409A of the Code, no  payment shall be made during the first six (6) months following Executive’s Separation from Service.  Rather, any payment which would otherwise be paid to Executive during such period shall be accumulated and paid to Executive in a lump sum on the first day of the seventh month following such Separation from Service.  All subsequent payments shall be paid in the manner specified in this Agreement.

13.           SEVERABILITY.

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

14.           GOVERNING LAW.

This Agreement shall be governed by the laws of the State of Nebraska but only to the extent not superseded by federal law.

15.           ARBITRATION.

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration, as an alternative to civil litigation and without any trial by jury to resolve such claims, conducted by a single arbitrator mutually acceptable to the Bank and Executive, sitting in a location selected by the Bank within fifty (50) miles from the main office of the Bank, in accordance with the rules of the American Arbitration Association’s National Rules for the Resolution of Employment Disputes then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

16.           PAYMENT OF LEGAL FEES.

To the extent that such payment(s) may be made without triggering penalty under Section 409A of the Code, all reasonable legal fees paid or incurred by Executive pursuant to any dispute relating to this Agreement shall be paid or reimbursed by the Bank, provided that the dispute is resolved in Executive’s favor, and such reimbursement shall occur no later than sixty (60) days after the end of the year in which the dispute is settled or resolved in Executive’s favor.

17.           INDEMNIFICATION.

The Bank shall provide Executive (including his heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at its expense, and shall indemnify Executive (and his heirs, executors and administrators) to the fullest extent permitted under applicable law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Bank or any subsidiary or affiliate of the Bank (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements (such settlements must be approved by the Board, as appropriate); provided, however, the Bank shall not be required to indemnify or reimburse Executive for legal expenses or liabilities incurred in connection with an action, suit or proceeding arising from any illegal or fraudulent act committed by Executive.  Any such indemnification shall be made consistent with Section 145.121 of the OCC Regulations.

18.           NOTICE.

For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Bank	Madison County Bank 111 West Third Street P.O. Box 650 Madison , NE 68748
To Executive:	Daniel A. Fullner Most recent address on file with the Bank

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

MADISON COUNTY BANK

By:	/s/ Janet S. Irwin
Name: Janet S. Irwin
Title: Vice President

EXECUTIVE

/s/ Daniel A. Fullner
Daniel A. Fullner